Clifton Savings Bancorp, Inc. Announces
3rd Quarter Results

Clifton, New Jersey – February 1, 2012 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the “Company”), the holding company of Clifton Savings Bank (the “Bank”), today announced the results of its operations for the three and nine months ended December 31, 2011.  Net income was $2.08 million for the three months ended December 31, 2011, an increase of $80,000, or 4.0%, as compared to $2.00 million for the three months ended December 31, 2010. Net income was $5.94 million for the nine months ended December 31, 2011, a decrease of $413,000, or 6.5%, as compared to $6.36 million for the nine months ended December 31, 2010. Net income increased slightly for the three months ended December 31, 2011 primarily as a result of decreases of $288,000, or 72.5%, in the loss on the write-down of land held for sale, and $135,000, or 4.3%, in noninterest expense partially offset by a decrease in net interest income of $237,000, or 3.7%, and an increase of $115,000, or 11.6%, in income tax expense. Net income decreased $413,000 for the nine months ended December 31, 2011 primarily as a result of a decrease in net interest income of $312,000, or 1.6%, a decrease in the net gain on the sale and disposal of premises and equipment of $338,000, or 102.7%, and an increase in noninterest expense of $286,000, or 2.9%, partially offset by decreases of $114,000, or 45.6%, in provision for loan losses, $288,000, or 72.5%, in the loss on the write-down of land held for sale, and $149,000, or 4.4%, in income tax expense.   Basic and diluted earnings per common share were $0.08 for the both the three months ended December 31, 2011 and the three months ended December 31, 2010. Basic and diluted earnings per common share were $0.23 for the nine months ended December 31, 2011, a decrease of $0.02, or 8.0%, as compared to $0.25 for the nine months ended December 31, 2010.  Cash dividends paid per common share were $0.06 for both the three months ended December 31, 2011 and the three months ended December 31, 2010, and $0.18 for both the nine months ended December 31, 2011 and the nine months ended December 31, 2010.

Net interest income decreased $237,000, or 3.7%, for the three months ended December 31, 2011, to $6.14 million as compared to $6.38 million for three months ended December 31, 2010, reflecting an increase of $13.6 million in average net interest-earning assets offset by a 9 basis point decrease in the net interest margin. Average interest-earning assets increased $1.1 million, or 0.1%, during the three months ended December 31, 2011, which consisted of increases of $259,000 in mortgage-backed securities, $6.6 million in investment securities and $7.0 million in other interest-earning assets, partially offset by a decrease of $12.7 million in loans. The average balance of mortgage-backed securities remained relatively stable at $338.7 million for the three months ended December 31, 2011. The average balance of investment securities increased primarily due to repayments of loans and the growth in deposits being redeployed into these types of assets. The Company’s investments consist primarily of U.S. government-sponsored or guaranteed enterprises. Other interest-earning assets increased as the balance of interest-earning deposits increased as some funds received from called investment securities during the quarter had not yet been redeployed into higher yielding assets.  Loans decreased as repayment levels remain high and demand for loan products remains low. Average interest-bearing liabilities decreased $12.5 million, or 1.3%, during the three months ended December 31, 2011, as a result of a decrease of $20.5 million in borrowings, partially offset by an increase of $8.0 million in interest-bearing deposits. Net interest margin decreased to 2.31% for the quarter ended December 31, 2011 from 2.40% for the quarter ended December 31, 2010.  The net interest rate spread decreased 8 basis points to 2.07% for the quarter ended December 31, 2011, as the 39 basis point decrease to 3.82% in the average yield earned on interest-earning assets was partially offset by the 31 basis point decrease to 1.75% in the average rate paid on interest-bearing liabilities.

Net interest income decreased $312,000, or 1.6%, for the nine months ended December 31, 2011, to $18.77 million as compared to $19.09 million for nine months ended December 31, 2010, reflecting an increase of $7.1 million in average net interest-earning assets offset by a 7 basis point decrease in the net interest margin. Average interest-earning assets increased $14.1 million, or 1.3%, during the nine months ended December 31, 2011, which consisted of increases of $37.8 million in investment securities and $6.9 million in other interest-earning assets, partially offset by decreases of $7.2 million in mortgage-backed securities and $23.4 million in loans. The average balance of investment securities increased primarily due to repayments of loans and mortgage-backed securities and the growth in deposits being redeployed into these types of assets. Other interest-earning assets increased as the balance of interest-earning deposits increased as some funds received from called investment securities during the quarter had not yet been redeployed into higher yielding assets.  Mortgage-backed securities decreased as normal monthly repayments were well in excess of purchases of these types of securities.  Loans decreased as repayment levels remain high and demand for loan products remains low. Average interest-bearing liabilities increased $7.0 million, or 0.8%, during the nine months ended December 31, 2011, as a result of an increase of $32.1 million in interest-bearing deposits, as the Bank continued to offer competitive rates on its deposit products, partially offset by a decrease of $25.1 million in borrowings.  Net interest margin decreased to 2.37% for the nine months ended December 31, 2011 from 2.44% for the nine months ended December 31, 2010.  The net interest rate spread decreased 3 basis points to 2.14% for the nine months ended December 31, 2011, as the 41 basis point decrease to 3.93% in the average yield earned on interest-earning assets was mostly offset by the 38 basis point decrease to 1.79% in the average rate paid on interest-bearing liabilities.

The provision for loan losses decreased $14,000, or 15.6%, to $76,000 during the three months ended December 31, 2011, as compared to a $90,000 during the three months ended December 31, 2010. The provision for loan losses decreased $114,000, or 45.6%, to $136,000, during the nine months ended December 31, 2011, as compared to $250,000 during the nine months ended December 31, 2010. There was a $6,000 charge-off recorded on one commercial loan which became real estate owned during the three and nine months ended December 31, 2011, and a $160,000 charge-off recorded on one multi-family loan which became real estate owned during the three and nine months ended December 31, 2010. Non-performing loans remained stable at $3.2 million at both March 31, 2011 and December 31, 2011, and increased $230,000, or 7.8%, from $2.9 million at December 31, 2010. At December 31, 2011, non-performing loans consisted of twenty-one loans secured by one- to four-family residential real estate and one second mortgage secured by commercial real estate. At March 31, 2011, non-performing loans consisted of fourteen loans secured by one- to four-family residential real estate and two loans secured by commercial real estate.  At December 31, 2010, non-performing loans consisted of thirteen loans secured by one- to four-family residential real estate, and two loans secured by commercial real estate. The percentage of non-performing loans to total loans remained stable at 0.72% at both March 31, 2011 and December 31, 2011, but increased 6 basis points compared to 0.66% at December 31, 2010. The decrease in the provision for loan losses for the three and nine months ended December 31, 2011 compared to comparable prior year periods was the result of management’s qualitative analysis of the allowance, which includes an evaluation of economic and other factors to determine the adequacy of the allowance for loan loss balance. During the quarter ended December 31, 2011, there were adjustments made to the historical loss and other factor components of the Bank’s general valuation allowance. Management’s evaluation of the adequacy of the allowance has resulted in the determination that the allowance for loan losses is reasonably stated as of December 31, 2011.

The loss on the write-down of land held for sale decreased $288,000, or 72.5%, to $109,000 during the three months ended December 31, 2011, as compared to $397,000 during the three months ended December 31, 2010. The Bank had previously acquired a property for the purpose of building a branch office on the land but subsequently decided not to proceed with the construction of the proposed branch. The balance was transferred from premises and equipment to land held for sale in September 2010, and write-downs on the property to fair value less costs to sell were recorded in December 2011 and December 2010, as a result of obtaining a current estimate of value in December 2011, and a certified appraisal in December 2010. The Bank recorded a net gain on the sale and disposal of premises and equipment of $329,000 for the nine months ended December 31, 2010. The Bank sold its Botany branch facility in August 2010 and recognized a $339,000 gain on the sale of land, buildings and improvements, net of a $10,000 loss recognized on the disposal of net furnishings and equipment.  A loss of $9,000 on the disposal of equipment was recorded during the nine months ended December 31, 2011. In addition, as previously discussed, the Bank recorded losses on the write-down of land held for sale of $109,000 and $397,000, respectively, during the nine months ended December 31, 2011 and 2010.

Non-interest expense decreased $135,000, or 4.3%, to $3.04 million for the three months ended December 31, 2011 as compared to $3.18 million for the three months ended December 31, 2010. The decrease was primarily the result of decreases of $28,000, or 38.4%, in advertising expenses and $89,000, or 39.2%, in federal deposit insurance premiums. The decrease in advertising expenses was due to the decrease in advertising efforts as there were no new marketing campaigns during the period. The decrease in federal deposit insurance premiums was primarily due to a change in the assessment base for institutions. The Federal Deposit Insurance Corporation adopted a final rule which became effective on April 1, 2011 that changed the assessment base used to calculate an institution’s federal deposit insurance premium to average consolidated assets minus average tangible equity, rather than the balance of deposits.

Non-interest expense increased $286,000, or 2.9%, to $10.15 million for the nine months ended December 31, 2011 as compared to $9.87 million for the nine months ended December 31, 2010. The increase was primarily the result of increases of $344,000, or 197.7%, in legal expenses, and $229,000, or 17.7%, in other expenses partially offset by decreases of $51,000, or 21.7%, in advertising expenses, and $262,000, or 39.5%, in federal deposit insurance premiums. The increase in legal expenses was primarily due to the expensing of legal fees totaling $302,000 as a result of the withdrawal of the Bank’s second-step conversion application and the postponement of the Company’s related stock offering which was announced in June 2011. The increase in other expenses was due to the accounting, consulting, and regulatory application fee costs of $225,000 expensed as a result of the withdrawal of the second-step conversion application. The decrease in advertising expenses was due to a decrease in advertising efforts as there were no new marketing campaigns during the period, while the decrease in federal deposit insurance premiums was due to the previously discussed change in the assessment base for institutions.

Income taxes increased $115,000, or 11.6%, to $1.11 million for the three months ended December 31, 2011, as compared to $991,000 for the three months ended December 31, 2010. The increase in income taxes for the period was the result of higher pre-tax income, coupled with an increase in the effective income tax rate which was 34.7% for the three months ended December 31, 2011 compared with 33.1% for the three months ended December 31, 2010.  Income taxes decreased $149,000, or 4.4%, to $3.24 million for the nine months ended December 31, 2011, as compared to $3.38 million for the nine months ended December 31, 2010. The decrease in income taxes for the period was the result of lower pre-tax income, partially offset by a slight increase in the effective income tax rate which was 35.3% for the nine months ended December 31, 2011 compared with 34.8% for the nine months ended December 31, 2010.

    The Company’s total assets decreased $5.6 million, or 0.5%, to $1.117 billion at December 31, 2011, from $1.123 billion at March 31, 2011.  Net loans decreased $2.7 million, or 0.6%, to $439.0 million at December 31, 2011 from $441.7 million at March 31, 2011. Securities, including both available for sale and held to maturity issues, increased $29.1 million, or 5.1%, to $600.2 million at December 31, 2011, from $571.1 million at March 31, 2011 as cash and cash equivalents were invested into these types of securities. Cash and cash equivalents decreased by $30.7 million, or 52.9%, to $27.4 million at December 31, 2011 from $58.1 million at March 31, 2011 as there was a decrease in deposits, and other funds were redeployed into investing in higher yielding assets and used to repay advances.

Total liabilities decreased $10.8 million, or 1.1%, to $931.9 million at December 31, 2011 from $942.7 million at March 31, 2011.  Deposits decreased $4.6 million, or 0.5%, from $837.4 million at March 31, 2011 to $832.8 million at December 31, 2011. Borrowed funds decreased $5.3 million, or 5.5%, to $90.4 million at December 31, 2011 as compared to $95.7 million at March 31, 2011. During the nine months ended December 31, 2011, $5.3 million of long-term borrowings were repaid in accordance with their original terms. The average rate of outstanding borrowings as of December 31, 2011 was 3.80%.

Total stockholders’ equity increased $5.2 million, or 2.9%, to $185.2 million at December 31, 2011 from $180.0 million at March 31, 2011. The increase resulted primarily from net income of $5.94 million, employee stock ownership plan shares committed to be released of $565,000, and $152,000 for stock options and restricted stock awards earned under the Company’s 2005 Equity Incentive Plan and related tax benefits, and a net increase in unrealized gains, net of income taxes of $144,000 on the available for sale securities portfolios, partially offset by cash dividends declared of $1.6 million. At December 31, 2011, there were 26,138,138 shares of Company common stock outstanding.

John A. Celentano, Jr., the Company’s Chairman and Chief Executive Officer, stated, “Because of the paucity of high-quality and high-interest loans in which to invest, we have kept by design our deposit interest payments low and let our deposits flatten.  This comports with our conservative philosophy to avoid chasing high, risky returns.  With less than 1% of our loans non-performing, and over 14% of Tier 1 Capital, we remain one of the best billion-dollar banks anywhere.  No one knows when higher rates will return.  When they do, we’ll be ready.”

           The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  The Bank currently operates a total of 12 full-service banking offices in northeast New Jersey.   The Company’s majority stockholder is Clifton MHC, a federally chartered mutual holding company.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation.  As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

Selected Consolidated Financial and Other Data

	At December 31,	At March 31,
	2011	2011
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,117,079	$1,122,633
Loans receivable, net	439,007	441,746
Cash and cash equivalents	27,375	58,069
Securities	600,159	571,059
Deposits	832,815	837,385
FHLB advances	90,392	95,668
Total stockholders' equity	185,214	179,966

	Three Months
	Ended December 31,
	2011	2010
	(Dollars in thousands)
Operating Data:
Interest income	$10,161	$11,175
Interest expense	4,018	4,795
Net interest income	6,143	6,380
Provision for loan losses	76	90
Net interest income after
provision for loan losses	6,067	6,290
Noninterest income	272	277
Loss on write-down of land held for sale	(109)	(397)
Noninterest expense	3,042	3,177
Income before income taxes	3,188	2,993
Income taxes	1,106	991
Net income	$2,082	$2,002
Basic and diluted earnings per share	$0.08	$0.08

	Nine Months
	Ended December 31,
	2011	2010
	(Dollars in thousands)
Operating Data:
Interest income	$31,158	$33,966
Interest expense	12,385	14,881
Net interest income	18,773	19,085
Provision for loan losses	136	250
Net interest income after
provision for loan losses	18,637	18,835
Noninterest income	811	839
Net (loss) gain on sale/disposal of
premises and equipment	(9)	329
Loss on write-down of land held for sale	(109)	(397)
Noninterest expense	10,152	9,866
Income before income taxes	9,178	9,740
Income taxes	3,236	3,385
Net income	$5,942	$6,355
Basic and diluted earnings per share	$0.23	$0.25

At or For the Nine	At or For the Three
Months Ended	Months Ended
December 31,	December 31,
2011	2010	2011	2010

Performance Ratios (1):
Return on average assets	0.70%	0.76%	0.74%	0.71%
Return on average equity	4.34%	4.79%	4.52%	4.50%
Interest rate spread (2)	2.14%	2.17%	2.07%	2.15%
Net interest margin (3)	2.37%	2.44%	2.31%	2.40%
Noninterest expense to average assets	1.20%	1.19%	1.08%	1.13%
Efficiency ratio (4)	52.15%	49.69%	48.24%	50.75%
Average interest-earning assets to
average interest-bearing liabilities	1.15	x	1.14	x	1.16	x	1.14	x
Average equity to average assets	16.14%	15.93%	16.32%	15.79%
Basic and diluted earnings per share	$0.23	$0.25	$0.08	$0.08
Dividends per share (5)	$0.18	$0.18	$0.06	$0.06
Dividend payout ratio (5)	26.57%	24.86%	25.26%	26.07%

Capital Ratios (6):
Core (tier 1) capital	14.20%	14.38%	14.20%	14.38%
Tier 1 risk-based capital	38.53%	42.13%	38.53%	42.13%
Total risk-based capital	39.03%	42.62%	39.03%	42.62%

Asset Quality Ratios:
Allowance for loan losses as a percent of
total gross loans	0.45%	0.48%	0.45%	0.48%
Allowance for loan losses as a percent of
nonperforming loans	63.33%	72.69%	63.33%	72.69%
Net charge-offs to average outstanding
loans during the period	0.00%	0.03%	0.00%	0.04%
Nonperforming loans as a percent of
total gross loans	0.72%	0.66%	0.72%	0.66%
Nonperforming assets as a percent of
total assets	0.30%	0.28%	0.30%	0.28%

Other Data:
Number of:
Real estate loans outstanding	2,204	2,260	2,204	2,260
Deposit accounts	32,065	33,529	32,065	33,529
Full service customer service facilities	12	12	12	12

__________________________________
(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, including gains or losses on the sale or disposal of assets.
(5) Reflects only shares of common stock held by stockholders other than Clifton MHC.
(6) Bank only.